As filed with the Securities and Exchange Commission on August 19, 1999

                                                   Registration No.333-83595
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________

                      POST-EFFECTIVE AMENDMENT NO.1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________
                                DATA RACE, INC.
            (Exact name of Registrant as specified in its charter)
                            12400 Network Boulevard
                           San Antonio, Texas 78249
                                (210) 263-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                           _________________________

            Texas                              3661                    74-2272363
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                           _________________________
                               Gregory T. Skalla
                                DATA RACE, Inc.
                            12400 Network Boulevard
                           San Antonio, Texas 78249
                                (210) 263-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copy to:

                             Matthew R. Bair, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            1500 NationsBank Plaza
                              300 Convent Street
                           San Antonio, Texas 78205
                           _________________________

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                           _________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X] (333-83595)

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                             ____________________

                               EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-83595) of DATA RACE, Inc. is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing an additional page to an exhibit previously filed with the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated herein by reference.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16.  Exhibits
     Exhibits

     3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

     3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992. (a)

     3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

     3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

     3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

     3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

     3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (e)

     3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (e)

     3.9       Bylaws of the Company and Amendments to Bylaws. (a)(d)

     5.        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (g)

     10.1 Securities Purchase Agreement, dated June 25, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

     10.2 Registration Rights Agreement, dated June 25, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

     10.3      Warrants for June 1999 Private Placement. (f)

     23.1      Consent of KPMG LLP. *

     23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24.       Power of Attorney. *

___________________________

      *        Previously filed.

     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)       Filed as an exhibit to Form 8-K Current Report filed August 4,
               1998.

     (d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

     (e) Filed as an exhibit to Form S-3 Registration Statement No. 333-71319, effective April 20, 1999.

     (f)       Filed as an exhibit to Form 8-K Current Report filed July 7,
               1999.

     (g)       Filed herewith.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 18, 1999.


                                    DATA RACE, INC.

                                    By: /s/ Dr. W. B. Barker
                                       ----------------------------------
                                       Dr. W. B. Barker
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

              Name                                Title                              Date
              ----                                -----                              ----
 /s/ Dr. W. B. Barker             President, Chief Executive Officer and        August 18, 1999
--------------------------------
 Dr. W. B. Barker                 Director

 /s/ Gregory T. Skalla            Senior Vice President-Finance, Chief          August 18, 1999
--------------------------------
 Gregory T. Skalla                Financial Officer, Treasurer and Secretary
                                  (Principal Financial and Accounting Officer)

 /s/ Jeffrey P. Blanchard*        Chairman of the Board of Directors            August 18, 1999
--------------------------------
 Jeffrey P. Blanchard

 /s/ Matthew A. Kenny*            Director                                      August 18, 1999
--------------------------------
 Matthew A. Kenny

 /s/ George R. Grumbles*          Director                                      August 18, 1999
--------------------------------
 George R. Grumbles

 /s/ Dwight E. Lee*               Director                                      August 18, 1999
--------------------------------
 Dwight E. Lee

* By Gregory T. Skalla, attorney-in-fact pursuant to a Power of Attorney previously filed.

                               INDEX TO EXHIBITS

     Exhibits

     3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

     3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992. (a)

     3.10 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

     3.11 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

     3.12 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

     3.13 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

     3.14 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (e)

     3.15 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (e)

     3.16      Bylaws of the Company and Amendments to Bylaws. (a)(d)

     5.        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (g)

     10.1 Securities Purchase Agreement, dated June 25, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

     10.2 Registration Rights Agreement, dated June 25, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

     10.3      Warrants for June 1999 Private Placement. (f)

     23.1      Consent of KPMG LLP.*

     23.3 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24.       Power of Attorney.*

__________________________

      *        Previously filed.

     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)       Filed as an exhibit to Form 8-K Current Report filed August 4,
               1998.

(d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

(e) Filed as an exhibit to Form S-3 Registration Statement No. 333-71319, effective April 20, 1999.

(f)       Filed as an exhibit to Form 8-K Current Report filed July 7, 1999.

(g)       Filed herewith.